Exhibit 99

For Immediate Release	For More Information Contact:
Jim Graham, (910) 641-0044

Waccamaw Bankshares, Inc. Announces 20.3% Earnings Increase for Year of 2004

Whiteville, N.C. - January 21, 2005 - Waccamaw Bankshares, Inc. (NASDAQ: WBNK), parent Company of Waccamaw Bank, announced unaudited net income for the year ending December 31, 2004 of $2,414,319. Earnings per share during the current twelve month period were $.54 compared to split adjusted earnings per share of $.45 for the prior year. Increased earnings for 2004 were due primarily to strong earning asset growth during the year. Net interest income, the difference between interest income on earning assets and interest expense on interest bearing liabilities increased by 22.4% from $6.3 million to $7.7 million in 2004. The company absorbed the impact of its expansion during the year and added an additional branch in Wilmington, North Carolina during 2004 along with hiring additional senior level staff and support personnel to assist in managing the $64.9 million in new asset growth during the year.

Net income for the three month period ended December 31, 2004 was $648,250, an increase of 24.4% over the same period in 2003 equating to earnings per share (EPS) of $.14 versus $.12 per share for the same period last year.

Waccamaw Bankshares reported total assets on December 31st, 2004 of $258,164,000 reflecting a 33.6% increase over total assets of $193,206,000 reported on December 31, 2003. Total net loans increased by 45.2% during the year. Total deposits increased 34.1% to $207.6 million, increasing from $154.8 million on December 31st, 2003. Stockholders equity grew from $17.0 million on December 31, 2003 to $19.9 million reflecting a 17.3% increase.

Jim Graham, President and CEO of Waccamaw Bankshares stated, “We are very pleased to report yet another record profit and successful year in the operation of our community banking company. Our profitability has increased significantly while adding to the depth of management as well as absorbing the expense of branch expansion that will lead to far better performance in the future. Our staff continues to excel and is working hard to become the strongest community banking company in North Carolina.”

Waccamaw Bankshares, Inc. chairman Alan W. Thompson commented, “Waccamaw Bank operates in a desirable market with increasing competition and economic challenges. Our earnings and asset growth are strong as we continue to meet the needs of our community and to fulfill the vision established by our shareholders when we began operating in 1997. We are forever grateful for the support we receive from our community and look forward to reporting even better results in the future”.

Waccamaw Bank is a state charted bank operating six offices in Whiteville, Wilmington, Shallotte, Holden Beach, Chadbourn and Tabor City, North Carolina. In addition to primary banking operations, other related services are provided by Waccamaw Financial Services, an insurance and investment subsidiary. Current financial stock can be found on the NASDAQ small capital market trading under the symbol WBNK. Investors can access additional corporate information, product descriptions, and online services through the Bank’s website at www.waccamawbank.com.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of the future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in the Waccamaw Bankshares Corporation recent filings with the Securities Exchange Commission, including but not limited to its Annual Report on Form 10-KSB and its other periodic reports.